Exhibit  99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D, and any amendments thereto filed by any of us, with respect to the stock of Ideation Acquisition Corp. described in this document, signed by each of the undersigned, shall be filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 17, 2010

STATON BELL BLANK CHECK LLC

By:  /s/ Daniel C. Staton

Daniel C. Staton

Its:  Managing Member

/s/ Daniel C. Staton

DANIEL C. STATON

/s/ Marc H. Bell

MARC H. BELL

/s/ Maria Balodimas Staton

MARIA BALODIMAS STATON